Exhibit 23.1

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K and the Registration Statements of BB&T Corporation on:

Form S-3 Nos.	Form S-8 Nos.
33-57861	33-57867
333-27755	333-50035
333-35879	333-69823
333-176815	333-81471
333-197586	333-36538
333-219092	333-104934
333-219379	333-116488
333-118152
333-118153
333-118154
333-147923
333-147924
333-158895
333-158896
333-181692
333-197042
333-207147
333-218234

of our report dated February 22, 2019, with respect to the consolidated financial statements of SunTrust Banks, Inc. included in BB&T Corporation’s Current Report on Form 8-K dated March 11, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 9, 2019